Exhibit 5.1

July 16, 2025

Board of Directors

Nuburu, Inc.

7442 S Tucson Way, Suite 130

Centennial, CO 80112

Ladies and Gentlemen:

We have acted as counsel to Nuburu, Inc. (the “Company”), a Delaware corporation, in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by YA II PN, LTD (“Yorkville”) of up to 20,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a standby equity purchase agreement, dated as of May 30, 2025, by and between the Company and Yorkville (the “SEPA”). Such shares of Common Stock include (i) up to 17,334,754 shares of Common Stock that the Company may, in its sole discretion, elect to sell to Yorkville, from time to time pursuant to the SEPA (the “Purchase Shares”) and (ii) 2,665,246 shares of Common Stock that the Company has issued or will issue to Yorkville, as consideration for Yorkville’s commitment to purchase shares of Common Stock in one or more purchases that the Company may, in its sole discretion, direct them to make, from time to time pursuant to the SEPA (the “Commitment Shares”). The Commitment Shares consist of 1,332,623 shares of Common Stock that the Company issued to Yorkville upon the execution of the SEPA (the “Issued Commitment Shares”) and 1,332,623 shares of Common Stock that the Company will issue to Yorkville 90 days following the date of the SEPA (the “Remaining Commitment Shares”). The Purchase Shares and the Commitment Shares are collectively referred to herein as the “Securities.”

As the basis for the opinion hereinafter expressed, we have reviewed originals or copies of the following:

A. an executed copy of the Registration Statement and the related prospectuses;

B. the Amended and Restated Certificate of Incorporation of the Company, as amended, as currently in effect;

C. the Amended and Restated Bylaws of the Company, as amended, and as currently in effect;

D. the SEPA;

E. a certificate of good standing covering the Company, issued by the Secretary of State of the State of Delaware as of a recent date; and

F. such resolutions, records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company.

We are opining herein as to the Delaware General Corporation Law, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Location	Mailing Address P.O. Box 8749 Denver, CO 80201-8749	Contact
555 17th Street, Suite 3200 Denver, CO 80202-3921		p: 303.295.8000 | f: 303.295.8261 www.hollandhart.com

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July 16, 2025 Page 2

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, upon (i) due action by the board of directors of the Company or a duly appointed committee thereof to determine the price per share of the Purchase Shares, and (ii) the due execution and delivery of the SEPA by the parties thereto:

(1)	the Issued Commitment Shares have been duly authorized, validly issued, fully paid and are non-assessable;
(2)	when issued in accordance with the SEPA, the Remaining Commitment Shares will be duly authorized, validly issued, fully paid and non-assessable; and
(3)

when issued and paid for in accordance with the SEPA, the Purchase Shares will be duly authorized and, when issued upon receipt by the Company of the consideration therefore, will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Holland & Hart LLP